SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 1, 2014
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CUSTOMERS BANCORP, INC.
(Exact Name of Registrant as specified in its charter)

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Pennsylvania	001-35542	27-2290659
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1015 Penn Avenue
Suite 103
Wyomissing PA 19610

Registrant's telephone number, including area code:  (610) 933-2000

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

Customers Bancorp, Inc. (the “Company”)  has received a number of questions recently regarding the level of loan originations and purchases during the first three months of 2014, including the timing of such originations and purchases.  As of March 31, 2014, funded loans (including loans held for sale) totaled approximately $4.1 billion, an increase in funded loan balances of nearly $900 million from the December 31, 2013 funded loans balance of $3.2 billion.  Loan originations were nearly $700 million during the quarter, predominately collateralized by multi-family properties, and loans purchased during the quarter totaled nearly $300 million, predominately 1-4 family 5-year and 7-year adjustable rate mortgages.

Average funded loan balances (including loans held for sale) for the quarter ending March 31, 2014 were approximately $3.4 billion, an increase of approximately $0.2 billion from funded loan balances outstanding as of December 31, 2013, and an increase of $0.4 billion from average balances outstanding for the quarter ending December 31, 2013.

The information in this Current Report on Form 8-K Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section. Furthermore, such information shall not be deemed incorporated by reference into any of the Company’s reports or filings with the SEC, whether made before or after the date hereof, except as expressly set forth by specific reference in such report or filing.

Item 7.01.  Regulation FD Disclosure.

The information set forth in Item 2.02 of this Current Report on Form 8-K is hereby incorporated in this Item 7.01 by reference.

The information in this Current Report on Form 8-K Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section. Furthermore, such information shall not be deemed incorporated by reference into any of the Company’s reports or filings with the SEC, whether made before or after the date hereof, except as expressly set forth by specific reference in such report or filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CUSTOMERS BANCORP, INC.

By:	/s/ Robert E. Wahlman
Name:	Robert E. Wahlman
Title:	Executive Vice President and Chief Financial Officer

Date:           April 1, 2014